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Exhibit 8

[CLIFFORD CHANCE US LLP LETTERHEAD]

May 11, 2005

iStar Financial
1114 Avenue of the Americas
Suite 2700
New York, NY 10036

Re: REIT Status of iStar Financial Inc.

Ladies and Gentlemen:

        We have acted as counsel to iStar Financial Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing of a registration statement under the Securities Act of 1933, as amended (the "Registration Statement") relating to possible offerings from time to time by the Company of: (1) its common stock, par value $0.001 per share ("Common Stock"); (2) its preferred stock, par value $0.001 per share ("Preferred Stock"); (3) its depositary shares representing shares of Preferred Stock ("Depositary Shares"); (4) its debt securities (which may be issued in one or more series) to be issued under an Indenture dated as of February 5, 2001 between the Company and State Street Bank and Trust Company, N.A. and supplemental indentures executed as contemplated by the Indenture ("Debt Securities"); and (5) warrants entitling the holders to purchase Common Stock, Preferred Stock, Depositary Shares of Debt Securities and Depositary Shares of Preferred Stock ("Warrants"), at initial offering prices which will not exceed in total $5,000,000,000. In connection therewith, you have requested the opinion contained herein. Except as otherwise indicated, terms used in this letter have the meanings given to them in the Registration Statement.

        In rendering the opinion expressed herein, we have examined and relied upon such documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter. In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each document are genuine, (iii) each party who executed such documents had proper authority and capacity, and (iv) all representations and statements set forth in such documents are true and correct.

        For purposes of rendering the opinion stated below, we have also assumed, with your consent, the accuracy of the representations contained in the certificate of representations, dated as of the date hereof, provided to us by the Company (the "Certificate"). These representations generally relate to the operation and classification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

        Based upon and subject to the foregoing, we are of the opinion that commencing with its initial taxable year ended December 31, 1998, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and the Company's present and proposed method of operation, as represented by the Company, will permit the Company to continue to so qualify.

        The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

        Further, the opinion set forth above represents our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinion referred to herein. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual operating results, requirements under the Internal Revenue Code regarding income, assets, distributions and diversity of stock ownership. Because the Company's satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Internal Revenue Code. We have not undertaken to review the Company's compliance with these requirements on a continuing basis. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

        The opinion set forth in this letter: (i) is limited to those matters expressly covered; no opinion is to be implied in respect of any other matter; and (ii) is as of the date hereof. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP

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  Exhibit 8